Issuer Free Writing Prospectus
Filed pursuant to Rule 433(d)
Registration No. 333-158781
November 17, 2010

Continental Airlines, Inc. ("Continental")

Securities:	Class A Pass Through Certificates, Series 2010-1 ("Class A Certificates")	Class B Pass Through Certificates, Series 2010-1 ("Class B Certificates")
Amount:	$362,659,000	$64,492,000
CUSIP:	21079V AA1	21079V AB9
ISIN:	US21079VAA17	US21079VAB99
Coupon:	4.750%	6.000%
Make-Whole Spread over Treasuries:	0.500%	0.500%
Available Amount under Liquidity Facility at July 12, 2011:	$25,839,454	$5,804,280
Initial Maximum Commitment Amount Under Liquidity Facility:	$27,753,488	$6,234,227
Public Offering Price:	100%	100%
Underwriting:
Morgan Stanley & Co. Incorporated	$72,531,800	$12,898,400
Credit Suisse Securities (USA) LLC	$72,531,800	$12,898,400
Goldman, Sachs & Co.	$72,531,800	$12,898,400
Deutsche Bank Securities Inc.	$72,531,800	$12,898,400
J.P. Morgan Securities LLC	$72,531,800	$12,898,400
Concession to Selling Group Members:	0.500%	0.500%
Discount to Broker/Dealers:	0.250%	0.250%
Underwriting Commission:	$5,339,388
Continental’s Transaction Expenses:	$2,400,000

Underwriting Agreement:	Dated November 17, 2010
Settlement:	December 2, 2010 (T+10) closing date, the 10th business day following the date hereof

Preliminary Prospectus Supplement:	Continental has prepared a Preliminary Prospectus Supplement, dated November 17, 2010, which includes additional information regarding the Class A and Class B Certificates

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Morgan Stanley toll-free at 1-866-718-1649, Credit Suisse at 1-800-221-1037 (institutional investors) or Goldman, Sachs & Co. at 1-866-471-2526.